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Exhibit 99.1

Contact: John P. Funkhouser
         President and Chief Executive Officer
           or
         Michael Riddle
         Executive Vice President
         (919) 582-2600
         www.pharmanetics.com


            PHARMANETICS ANNOUNCES FILING OF 510 (K) APPLICATION FOR
                  ITS THROMBIN INHIBITOR MANAGEMENT TEST (TIM)
                    ----------------------------------------
          ENOX Market Response Positive, But Slower-Than-Expected Sales
           Prompt Adjustment of Previously Announced Guidance for 2003

Raleigh, NC (April 4, 2003) - PharmaNetics, Inc. (NASDAQ/NM: PHAR), a leader in theranostic management specializing in managing the delivery of therapeutics affecting coagulation, today announced that it had filed a 510 (k) submission with the U.S. Food and Drug Administration (FDA) for its Thrombin Inhibitor Management Test (TIM) for the rapid management of The Medicines Company's anticoagulant, Angiomax(R). This test is based on PharmaNetics' Thrombolytic Assessment System (TAS) technology platform.

     John P. Funkhouser, president and chief executive officer of PharmaNetics, commented, "This test leverages on our technology that utilizes a single platform to rapidly monitor various anticoagulants throughout a hospital. We are the only coagulation platform with this capability. Our goal is to provide rapid management based on individual patient's response to each drug. Following the completion of the REPLACE-2 trial for use of Angiomax in percutaneous coronary interventions (PCI), interest in the medical community has increased. The availability of Angiomax, a thrombin inhibitor, expands the anticoagulant choices that physicians have in PCI. Other direct thrombin inhibitors are expected to enter the market, including Exanta, AstraZeneca's oral replacement for warfarin. Once Exanta is approved, we will collect data to expand the labeling of the TIM test to cover its use as an accurate and standardized method of monitoring patients being treated with the drug." PharmaNetics holds the exclusive worldwide license for the use of the reagent ecarin in detecting the effect of direct thrombin inhibitors. Ecarin is recognized as the gold standard in this application.

     The Company also announced that it continued to be excited about the positive reception the Company's ENOX test is receiving among interventional cardiologists. After only about ten weeks in the field, over 275 hospital calls have been made with 57 hospitals currently conducting evaluations in cardiac catherization labs. In addition, 50 hospitals are expected to start the evaluation process in the next 90 days with another 100 hospitals expressing interest in conducting an evaluation.

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     Commenting on the initial response to the ENOX sales efforts, Mr.
Funkhouser said, "We continue to believe that penetrating 200 to 225 hospitals this year is possible. However, we believe that two factors will enhance our sales efforts, stronger education programs aimed at making physicians more aware of the benefits of Lovenox(R) and a better coordinated sales program with Aventis, which includes marketing to multiple hospital decision makers. While we have gained access to hospitals through joint calls with over 100 Aventis' sales representatives, we believe that in many cases, we are restarting Aventis' sales efforts with interventionalists. Because of these issues, our sales ramp this quarter is slower than our initial expectations and could result in our earnings guidance for 2003 being lower than our initial forecasts."

     In closing, Mr. Funkhouser added, "While we estimate we are one quarter behind our sales projection, we believe we have gained invaluable experience in focusing our ongoing strategy to penetrate our target market. As we win reference accounts, better coordinate with Aventis in qualifying accounts, and better educate physicians through publishing ELECT and additional case study results, we believe these efforts will result in significant sales traction for our test."

     PharmaNetics, Inc., a leading biotech company, conceived the term "theranostics," defining an emerging new field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

     This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.